Exhibit 99.6


                    FORM OF LETTER TO SHAREHOLDERS OF RECORD

                          UNION ACCEPTANCE CORPORATION

               UP TO ______________ SHARES OF CLASS A COMMON STOCK


Dear Shareholders:

     This letter is being distributed to all holders of common stock, of record on ____________ 2001 (the "Record Date"), of Union Acceptance Corporation (the "Company"), in connection with a distribution of rights ("Rights") to acquire shares of the Company's Class A Common Stock, no par value (the "Class A Common Stock") at a subscription price of $____________ per share for each share as described in the Prospectus dated _______________ 2001.

     Each beneficial owner of shares of the Company's common stock, regardless of class, is entitled to receive one Right for each share of common stock owned as of the Record Date, and to purchase one (1) share of the Class A Common Stock for each Right held. The Rights may be transferred by the beneficial owner to an affiliate or related party of the beneficial owner, as such terms are defined in the Prospectus.

     Enclosed are copies of the following documents:

     1. The Prospectus;

     2. The Subscription Rights Certificate;

     3.   The   "Instructions  As  To  Use  of  Union   Acceptance   Corporation
          Subscription Rights Certificate";

     4.   A Notice of Guaranteed Delivery for Subscription Rights  Certificates;
          and

     5. A return envelope addressed to Computershare Trust Company of New York, the Subscription Agent.

     Your prompt action is requested. The Rights will expire at 5:00 P.M. Eastern Standard Time on _________________, 2001, unless extended by the Company (the "Expiration Date").

     To exercise the Rights, a properly completed and executed Subscription Rights Certificate (or Notice of Guaranteed Delivery) and payment in full of the Subscription Price for all of the Rights exercised must be delivered to Computershare Trust Company of New York, as indicated in the Prospectus prior to 5:00 P.M. Eastern Standard Time on the Expiration Date.

     Additional copies of the enclosed materials may be obtained from D.F. King & Co., Inc., the Information Agent for the offering. Its toll-free telephone number is (800) 859-8509.

                                      Very truly yours,


                                      UNION ACCEPTANCE CORPORATION